Filed Pursuant to Rule 433

Registration No. 333-180289

FREE WRITING PROSPECTUS

Dated April 10, 2014

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

Equity Index Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
Worst of Autocallable Plus Notes

}	Worst of Autocallable Plus Notes Linked to the Worst of the S&P 500® Index, Russell 2000® Index and the EURO STOXX 50® Index
}	10-year term
}	Quarterly contingent coupon payments at a rate of 1.75% (up to 7.0% per annum) payable if the closing level of each underlying on the applicable coupon observation date is greater than or equal to 68% of its initial level
}	Callable quarterly at the principal amount plus the applicable contingent coupon on or after April 10, 2015 if the level of each underlying is at or above its initial level
}	If the Notes are not called, full exposure to declines in the least performing reference asset if its return is less than -35%
}	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Worst of Autocallable Plus Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-3 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $900 and $950 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.00% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-19 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Worst of Autocallable Plus Notes

Linked to the Worst of the S&P 500® Index, Russell 2000® Index and the EURO STOXX 50® Index

Indicative Terms*

Principal Amount	$1,000 per Note
Term	10 years
Reference Asset	The S&P 500® Index (“SPX”), the Russell 2000® Index (“RTY”) and the EURO STOXX 50® Index (“SX5E”) (each an “Underlying” and together the “Underlyings”).
Call Feature	The Notes will be automatically called if the Official Closing Level of each Underlying is at or above its Initial Level on any quarterly Coupon Observation Date occurring on or after April 10, 2015.† In such a case, you will receive a cash payment, per $1,000 Principal Amount, equal to 100% of the Principal Amount, together with the final coupon payment on the corresponding Call Payment Date.
Contingent Coupon Rate	1.75% per quarter (up to 7.0% per annum)
Contingent Coupon

If the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on any Coupon Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Level of any Underlying is less than its Coupon Trigger on any Coupon Observation Date: the Contingent Coupon applicable to such Coupon Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

Coupon Trigger	For each Underlying, 68% of its Initial Level
Barrier Level	For each Underlying, 65% of its Initial Level.
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Final Return of the Least Performing Underlying is greater than or equal to -32%:

$1,000 + final Contingent Coupon

■ If the Final Return of the Least Performing Underlying is less than -32% but greater than or equal to -35%:

$1,000.

■ If the Final Return of the Least Performing Underlying is less than -35%:

$1,000 + ($1,000 × Final Return of the Least Performing Underlying).
If the Final Level of the Least Performing Underlying is less than the Barrier Level, you may lose up to 100% of the Principal Amount.

Final Return	For each Underlying: Final Level – Initial Level Initial Level
Least Performing Underlying	The Underlying with the lowest Final Return.
Trade Date	April 10, 2014
Pricing Date	April 10, 2014
Original Issue Date	April 17, 2014
Final Valuation Date†	April 12, 2024
Maturity Date†	April 17, 2024
CUSIP	40432XYF2

* As more fully described beginning on page FWP-4.

†Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

** See page FWP-4 for Coupon Observation and Payment Dates.

The Notes

The Notes may be suitable for investors who believe that the level of each Underlying will not decrease significantly over the term of the Notes. So long as the Official Closing Level of each Underlying on each Coupon Observation Date is greater than its Coupon Trigger, you will receive the quarterly Contingent Coupon on the applicable Coupon Payment Date.

If all of the Underlyings are at or above their respective Initial Levels on any Coupon Observation Date beginning in April 2015, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not automatically called and the Final Level of the Least Performing Underlying is greater than or equal to its Barrier Level and its Coupon Trigger, you will receive a Payment at Maturity equal to the Principal Amount of the Notes plus the final Contingent Coupon.

If the Notes are not automatically called and the Final Level of the Least Performing Underlying is greater than or equal to its Barrier Level but less than its Coupon Trigger, you will receive a Payment at Maturity equal to the Principal Amount of the Notes.

If the Notes are not automatically called and the Final Level of the Least Performing Underlying is less than its Barrier Level, you will lose 1% of your principal for every 1% decline in level of the Least Performing Underlying.

The offering period for the Notes is through April 10, 2014

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Information about the Underlyings

S&P 500® Index

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of April 8, 2014 were: Information Technology, Financials, Health Care, Consumer Discretionary, and Industrials.

The Russell 2000® Index

The RTY is designed to track the performance of the small-capitalization segment of the U.S. equity market. It consists of the smallest 2,000 companies included in the Russell 3000® Index, which is composed of the 3,000 largest U.S. companies as determined by market capitalization.

The top 5 industry groups by market capitalization as of March 31, 2014 were: Financial Services, Producer Durables, Technology, Consumer Discretionary and Health Care.

The EURO STOXX 50® Index

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

The graphs above illustrate the daily performance of each Underlying from January 1, 2008 through April 8, 2014. Past performance is not necessarily an indication of future results. For further information on the Underlyings, please see “Information Relating to the Underlyings” beginning on page FWP-15 and “The S&P 500® Index,” “The Russell 2000® Index” and “The EURO STOXX 50® Index” in the accompanying Equity Index Underlying Supplement. We have derived all disclosure regarding the Underlyings from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Underlyings.

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HSBC USA Inc.

Worst of Autocallable Plus Notes

This free writing prospectus relates to a single offering of Worst of Autocallable Plus Notes. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the performance of three indices. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Denominations:	$250,000, and integral multiples of $1,000 in excess thereof.
Reference Asset:	The S&P 500® Index (“SPX”), the Russell 2000® Index (“RTY”) and the EURO STOXX 50® Index (“SX5E”) (each an “Underlying” and together the “Underlyings”)
Trade Date:	April 10, 2014
Pricing Date:	April 10, 2014
Original Issue Date:	April 17, 2014
Final Valuation Date:	April 12, 2024, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be April 17, 2024. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Feature:	If the Official Closing Level of each Underlying is at or above its Initial Level on any Coupon Observation Date beginning in April 2015, the Notes will be automatically called, and you will receive the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.
Coupon Observation Dates:	January 10, April 10, July 10 and October 10 of each year, beginning on July 10, 2014, each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Call and Coupon Payment Dates:	5 business days after the corresponding Coupon Observation Date, each subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Contingent Coupon Rate:	1.75% per quarter (up to 7.0% per annum)
Contingent Coupon:

If the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on any Coupon Observation Date, you will receive the Contingent Coupon of $17.50 per $1,000 in Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Level of any Underlying is less than its Coupon Trigger on any Coupon Observation Date, the Contingent Coupon applicable to such Coupon Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon Payments over the term of the Notes.

Coupon Trigger:	For each Underlying, 68% of its Initial Level
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.
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Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Final Return of the Least Performing Underlying is greater than or equal to -32%:

$1,000 + final Contingent Coupon.

If the Final Return of the Least Performing Underlying is less than -32% but greater than or equal to -35%:

$1,000.

■ If the Final Return of the Least Performing Underlying is less than -35%:

$1,000 + ($1,000 × Final Return of the Least Performing Underlying).

If the Final Level of the Least Performing Underlying is less than its Barrier Level, you may lose up to 100% of the Principal Amount.

Barrier Level:	For each Underlying, 65% of its Initial Level.
Least Performing Underlying:	The Underlying with the lowest Final Return.
Final Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	The Official Closing Level of the relevant Underlying on the Pricing Date.
Final Level:	The Official Closing Level of the relevant Underlying on the Final Valuation Date.
Official Closing Level:	With respect to each Underlying, the Official Closing Level on any trading day for such Underlying will be the closing level of the Underlying as determined by the calculation agent as described under “Payment on the Notes—Official Closing Level” beginning on page FWP-7.
CUSIP/ISIN:	40432XYF2/US40432XYF22
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to the offering of Notes identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus, beginning on page S-3 of the prospectus supplement and beginning on page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Level of each Underlying is at or above its Initial Level on any Coupon Observation Date beginning in April 2015. If the Notes are automatically called, investors will receive on the corresponding Call Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to 100% of the Principal Amount together with the applicable Contingent Coupon.

Contingent Coupon

We will pay a quarterly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Level of each Underlying on the applicable Coupon Observation Date is equal to or greater than its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement. The Contingent Coupon Rate is 7.0% per annum ($17.50 per $1,000 in Principal Amount per quarter, if payable).

Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Final Return of the Least Performing Underlying is greater than or equal to -32%:

$1,000 + final Contingent Coupon

■ If the Final Return of the Least Performing Underlying is less than -32% but greater than or equal to -35%:

$1,000

■ If the Final Return of the Least Performing Underlying is less than -35%:

$1,000 + ($1,000 × Final Return of the Least Performing Underlying).

If the Final Level of the Least Performing Underlying is less than the Barrier Level, you may lose up to 100% of the Principal Amount.

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Official Closing Level

With respect to each Underlying, the Official Closing Level on any trading day will be determined by the calculation agent based upon the closing level of such index, displayed on the following pages on the Bloomberg Professional® service: for the SPX, page “SPX <INDEX>”, for the RTY, page “RTY <INDEX>” and for the SX5E, page “SX5E <INDEX>.” With respect to any of the foregoing, if the level for the relevant Underlying is not so displayed on such page, the calculation agent may refer to the display on any successor page on the Bloomberg Professional® service or any successor service, as applicable.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor

With respect to the SPX, S&P Dow Jones Indices LLC, a subsidiary of The McGraw-Hill Companies, Inc., is the reference sponsor. With respect to RTY, the Russell Investment Group is the reference sponsor. With respect to the SX5E, Deutsche Börse AG and SIX Group AG are the reference sponsors.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You believe that the Official Closing Level of each Underlying will be at or above its Coupon Trigger on each Coupon Observation Date, and if not, the Final Level of the Least Performing Underlying will be at or above its Barrier Level.

}	You seek a contingent quarterly Coupon, based on the performance of the Underlyings, that will be equal to the Contingent Coupon Rate if the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on the applicable Coupon Observation Date.

}	You do not seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

}	You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Final Return of the Least Performing Underlying is less than -35%.

}	You are willing to lose up to 100% of the Principal Amount.

}	You are willing to hold Notes that will be automatically called on any Coupon Observation Date beginning in April 2015 on which the Official Closing Level of each Underlying is at or above its Initial Level, or you are otherwise willing to hold the Notes to maturity.

}	You are willing to be exposed to the possibility of early redemption.

}	You are willing to forgo guaranteed interest payments on the Notes, and dividends or other distributions paid on the stocks comprising the Underlyings.

}	You do not seek an investment for which there will be an active secondary market.

}	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}	You believe that the Official Closing Level of at least one Underlying will be below its Coupon Trigger on each Coupon Observation Date, including the Final Valuation Date, and the Final Level of the Least Performing Underlying will be below its Barrier Level.

}	You believe the Contingent Coupon will not provide you with your desired return.

}	You seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

}	You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Final Return of the Least Performing Underlying is less than -35%.

}	You seek an investment that provides full return of principal at maturity.

}	You are unable or unwilling to hold Notes that will be automatically called on any Coupon Observation Date beginning in April 2015 on which the Official Closing Level of each Underlying is at or above its Initial Level, or you are otherwise unable or unwilling to hold the Notes to maturity.

}	You are unwilling to be exposed to the possibility of early redemption.

}	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the stocks comprising the Underlyings.

}	You seek an investment for which there will be an active secondary market.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying Equity Index Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks comprising any Underlying. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

}	“—Risks Relating to All Note Issuances” in the prospectus supplement;

}	“—General Risks Related to Indices” in the Equity Index Underlying Supplement;

}	“— Securities Prices Generally are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

}	“— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee any return of principal and you may lose your entire initial investment.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called and the Final Level of the Least Performing Underlying is less than its Barrier Level. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you will lose 1% for each 1% that the Final Return of the Least Performing Underlying is less than -35%. You may lose up to 100% of your investment at maturity.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of any Underlying on a Coupon Observation Date is less than the Coupon Trigger, we will not pay you the Contingent Coupon applicable to such Coupon Observation Date. If on each of the Coupon Observation Dates, the Official Closing Price of any Underlying is less than the Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the notes is limited to the principal amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of the Reference Asset.

For each $1,000 in principal amount of the Notes, you will receive $1,000 at maturity plus the Contingent Coupon if the Final Level of each Underlying is equal to or greater than its Barrier Level (and Coupon Trigger), regardless of any appreciation in the value of the Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Underlyings during the term of the Notes.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If the Notes are not called, your return will be based on the Final Return of the Least Performing Underlying.

If the Notes are not automatically called, your return will be based on the Final Return of the Least Performing Underlying without regard to the performance of the other Underlyings. As a result, you could lose all or some of your initial investment if the Final Level of the Least Performing Underlying is less than its Barrier Level, even if there is an increase in the level of the other Underlyings. This could be the case even if the other Underlyings increased by an amount greater than the decrease in the Least Performing Underlying.

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The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you may receive coupon payments could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the level of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of any Underlying would not be mitigated by the appreciation of any other Underlying. Instead, your return would depend on the Least Performing Underlying.

Changes that affect the Underlyings may affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of each Underlying concerning additions, deletions and substitutions of the constituents comprising that Underlying and the manner in which the reference sponsor takes account of certain changes affecting those constituents may affect the level of that Underlying. The policies of the reference sponsor with respect to the calculation of the relevant Underlying could also affect the level of that Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of the relevant Underlying. Any such actions could affect the value of the Notes and the return on the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

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If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately twelve months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The amount payable on the Notes is not linked to the levels of the Underlyings at any time other than the Coupon Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Levels of the Underlyings on the Coupon Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of each Underlying is greater than or equal to its Coupon Trigger during the term of the Notes other than on a Coupon Observation Date but then drops on a Coupon Observation Date to a level that is less than its Coupon Trigger, the Notes will not be automatically called. Similarly, if the Notes are not called, even if the level of the Least Performing Underlying is greater than or equal to its Barrier Level during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a level that is less than the Barrier Level, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the level of the Least Performing Underlying prior to such decrease. Although the actual levels of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective levels on the Coupon Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Levels of the Underlyings on the applicable Coupon Observation Dates.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Small-capitalization risk.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Risks associated with non-U.S. companies.

The level of the SX5E depends upon the stocks of non-U.S. companies, and thus involve risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity

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and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the SX5E and, as a result, the value of the Notes.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities represented by the SX5E are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of the SX5E, and therefore the value of your Notes. The amounts we pay in respect of your Notes, if any, will be determined solely in accordance with the procedures described in this free writing prospectus.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of any Underlying relative to its Initial Level. We cannot predict the Official Closing Level of any Underlying on any Coupon Observation Date or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical Underlying performances. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

}	Principal Amount:	$1,000
}	Hypothetical Initial Level:	100*
}	Barrier Level:	with respect to each Underlying, 65% of its Initial Level
}	Coupon Trigger:	with respect to each Underlying, 68% of its Initial Level
}	Contingent Coupon Rate:	7.0% per annum (1.75% for each quarter in which it is payable). If the Official Closing
Level of each Underlying on every Coupon Observation Date is greater than or equal to its Coupon Trigger, the Contingent Coupon paid over the term of the Notes would total $700 per $1,000 Principal Amount of the Notes.

* The hypothetical Initial Level of 100 used in the examples below has been chosen for illustrative purposes only and does not represent any of the actual Initial Levels. The actual Initial Level of each Underlying will be set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

	Notes Are Called on a Coupon Observation Date			Notes Are Not Called on Any Coupon Observation Date
	Example 1			Example 2			Example 3			Example 4
	SPX	RTY	SX5E	SPX	RTY	SX5E	SPX	RTY	SX5E	SPX	RTY	SX5E
Initial Level	100	100	100	100	100	100	100	100	100	100	100	100
Barrier Level	65	65	65	65	65	65	65	65	65	65	65	65
Coupon Trigger	68	68	68	68	68	68	68	68	68	68	68	68
Official Closing Levels / Percentage Changes on the Tenth Coupon Observation Date	120/ 20%	110/ 10%	105/ 5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Official Closing Levels / Percentage Changes on the Final Coupon Observation Date	N/A	N/A	N/A	90/ -10%	110/ 10%	80/ -20%	67/ -33%	100/ 0%	80/ -20%	105/ 5%	80/ -20%	60/ -40%
Number of Contingent Coupon payments / Number of Coupon Payment Dates	5/10			15/40			20/40			10/40
Contingent Coupon payment amounts over the term of the Notes	5 x $17.50 = $87.50			15 x $17.50 = $262.50			20 x $17.50 = $350			10 x $17.50 = $175
Payment at Maturity	N/A			$1,000 + final Contingent Coupon			$1,000			$600
Return of the Notes	8.75%			26.25%			35.00%			-22.25%

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Example 1—The Official Closing Level of each Underlying on the tenth Coupon Observation Date is greater than or equal to its Initial Level and each Underlying closed at or above its Coupon Trigger on 5 of 10 Coupon Observation Dates

Because the Official Closing Level of each Underlying on the tenth Coupon Observation Date is at or above its Initial Level, the Notes will be called and you will receive $1,017.50 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the Contingent Coupon payments of $70.00 received in respect of the prior Coupon Observation Dates, we will have paid you a total of $1,087.50 per Note, resulting in an 8.75% return on the Notes.

Example 2— The Notes are not called, the Final Level of the Least Performing Underlying is greater than or equal to its Barrier Level and Coupon Trigger, and each Underlying closed at or above its Coupon Trigger on 15 of 40 Coupon Observation Dates.

Because the Final Level of the Least Performing Underlying is greater than or equal to its Barrier Level and Coupon Trigger, you will receive $1,000 per $1,000 in Principal Amount plus the final Contingent Coupon, calculated as follows:

Payment at Maturity = $1,000 + $17.50 = $1,017.50

When added to the Contingent Coupon payments of $245.00 received in respect of prior Coupon Observation Dates, we will have paid you a total of $1,262.50 per Note, resulting in a 26.25% return on the Notes.

Example 3— The Notes are not called, the Final Level of the Least Performing Underlying is greater than or equal to its Barrier Level but is less than its Coupon Trigger, and each Underlying closed at or above its Coupon Trigger on 20 of the 40 Coupon Observation Dates.

Because the Final Level of the Least Performing Underlying is greater than or equal to its Barrier Level but below its Coupon Trigger, you will receive $1,000 per $1,000 in Principal Amount, but you will not receive a final Contingent Coupon. When added to the Contingent Coupon payments of $350.00 received in respect of prior Coupon Observation Dates, we will have paid you total of $1,350.00 per Note, resulting in a 35.00% return on the Notes.

Example 4— The Notes are not called, the Final Level of the Least Performing Underlying is less than its Barrier Level, and each Underling closed at or above its Coupon Trigger on 10 of the 40 Coupon Observation Dates.

Because the Final Level of the Least Performing Underlying is less than its Barrier Level, you will receive $600 per $1,000 in Principal Amount, calculated as follows:

Payment at Maturity = $1,000 + ($1,000 × -40.00%) = $600.00

When added to the Contingent Coupon payments of $175.00 received in respect of prior Coupon Observation Dates, we will have paid you total of $775.00, resulting in a -22.25% return on the Notes

If the Notes are not called and the Final Level of the Least Performing Underlying is less than its Barrier Level, you will be exposed to any decrease in the level of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

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INFORMATION RELATING TO THE UNDERLYINGS

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of April 8, 2014 were: Information Technology, Financials, Health Care, Consumer Discretionary and Industrials.

In September 2012, S&P Dow Jones Indices LLC updated its index methodology so that, subject to several exceptions, shareholdings by specified types of insiders that represent more than 5% of the outstanding shares of a security are removed from the float for purposes of calculating the SPX.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-6 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from January 1, 2008 through April 8, 2014. The closing level for the SPX on April 8, 2014 was 1,851.96. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX on any Coupon Observation Date or the Final Valuation Date.

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License Agreement

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC.  “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by HSBC.  The S&P 500® Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by HSBC.

The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to HSBC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to HSBC or the securities.  S&P Dow Jones Indices has no obligation to take the needs of HSBC or the holders of the securities into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.  Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by HSBC, but which may be similar to and competitive with the securities.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND HSBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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INFORMATION RELATING TO THE UNDERLYINGS

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of March 31, 2014 were: Financial Services, Producer Durables, Technology, Consumer Discretionary and Health Care.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-21 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from January 1, 2008 through April 8, 2014. The closing level for the RTY on April 8, 2014 was 1,144.2355. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY on any Coupon Observation Date or the Final Valuation Date.

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Description of the SX5E

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-40 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from January 1, 2008 through April 9, 2014. The closing level for the SX5E on April 9, 2014 was 3,190.93. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SX5E on any Coupon Observation Date or the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this free writing prospectus except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the final Coupon Observation Date and the Final Valuation Date. If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Level will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.00% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than three business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, a note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a note as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described herein. For example, the notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the note. Any such gain or loss will be long-term capital gain or loss if you have held the note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a note generally will equal your cost of the note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Foreign Account Tax Compliance Act. Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

For a discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “U.S Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-20

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Worst of Autocallable Plus Notes

April 10, 2014

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-6
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-13
Information Relating to the Underlyings	FWP-15
Events of Default and Acceleration	FWP-19
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-19
U.S. Federal Income Tax Considerations	FWP-20

Equity Index Underlying Supplement
Risk Factors	S-1
The S&P 500® Index	S-6
The S&P 100® Index	S-10
The S&P MidCap 400® Index	S-14
The S&P 500 Low Volatility Index	S-18
The Russell 2000® Index	S-21
The Dow Jones Industrial AverageSM	S-25
The Hang Seng China Enterprises Index®	S-27
The Hang Seng® Index	S-30
The Korea Stock Price Index 200	S-33
MSCI Indices	S-36
The EURO STOXX 50® Index	S-40
The PHLX Housing SectorSM Index	S-42
The TOPIX® Index	S-46
The NASDAQ-100 Index®	S-49
S&P BRIC 40 Index	S-53
The Nikkei 225 Index	S-56
The FTSE™ 100 Index	S-58
Other Components	S-60
Additional Terms of the Notes	S-60

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60